August 2, 2010

NEWS RELEASE

FOR IMMEDIATE RELEASE

CONTACT:	Gregory D. Newton, EVP, Chief Financial Officer, Cascade Bancorp (541) 617-3526 Patricia L. Moss, President & Chief Executive Officer, Cascade Bancorp (541) 385-6205

CASCADE BANCORP (OREGON) ANNOUNCES SECURITIES PURCHASE AGREEMENTS EXTENDED WITH PRIVATE PARTY INVESTORS. ALSO FILES SUIT AGAINST COHEN & COMPANY FINANCIAL MANAGEMENT, LLC FOR BREACH OF CONTRACT.

BEND, Oregon, August 2/PRNewswire-First Call/--Cascade Bancorp (“Cascade”) (NASDAQ: CACB)  announced today that it has entered into an agreement with each of David F. Bolger ("Mr. Bolger") and an affiliate of Lightyear Fund II, L.P. ("Lightyear") amending the Securities Purchase Agreements between the Company and Mr. Bolger and the Company and Lightyear dated October 29, 2009,as amended February 16, 2010, June 1, 2010 and June 30, 2010 and July 15, 2010 (the "Securities Purchase Agreements") to extend their conditional commitments to August 31, 2010.

CEO Patricia L. Moss commented, "We are appreciative of the continued support and confidence demonstrated by Lightyear and Mr. Bolger. We are encouraged by the opportunities for our Company as we remain focused on our efforts to raise the additional capital required to consummate the transactions under the Securities Purchase Agreements.”

Per the new agreement, the extended date by which conditions of closing must be satisfied is now August 31, 2010. The sales to Mr. Bolger and to Lightyear are conditioned upon the Company's simultaneous sale of shares of its common stock in additional private placements to other investors under separate written agreements such that the total net proceeds from the offerings is at least $150 million, in addition to the other closing conditions set forth in each of the Securities Purchase Agreements.

Cascade also announced it has filed a complaint against Cohen & Company Financial Management, LLC (“Cohen Financial”).  The claims arise from the failure of Cohen Financial to honor its obligations under an exchange agreement (“Agreement”) entered into between Cohen Financial and Cascade in October, 2009. According to terms of the Agreement Cohen Financial would transfer to Cascade the $66,500,000 of trust preferred securities it had caused to be issued by four Delaware statutory trusts in exchange for $13,300,000 in redeemable notes that would be paid at the closing of a capital raise. The complaint alleges breach of contract, breach of the covenant of good faith and fair dealing, and tortious interference with business relations, and requests the Court’s declaration that Cohen Financial is required to specifically perform the terms of the Agreement or, in the alternative, for its damages in an amount to be proven at trial, believed to be in excess of $227,200,000, and punitive damages in the sum of $200,000,000.

In comment, Moss stated: “As of today, private equity investors stand ready and willing to make a capital commitment upon Cohen Financial honoring its obligation under the Agreement. A successful capital raise is integral to our company’s future and we are taking the necessary steps with this complaint to ensure Cohen honors the Agreement in place. A successful capital raise will provide the capital required by the FDIC for the Bank to meet its obligations under our current regulatory order. It is in the best interests of our shareholders, company and community to demand that Cohen Financial perform to the terms of the Agreement.”

About Cascade Bancorp and Bank of the Cascades
Cascade Bancorp (NASDAQ: CACB), headquartered in Bend, Oregon and its wholly-owned subsidiary, Bank of the Cascades, operates in Oregon and Idaho markets. Founded in 1977, Bank of the Cascades offers full-service community banking through 32 branches in Central Oregon, Southern Oregon, Portland/Salem and Boise/Treasure Valley.

FORWARD LOOKING STATEMENTS
This release contains forward-looking statements about Cascade Bancorp's plans and anticipated results of operations and financial condition. These statements include, but are not limited to, our plans, objectives, expectations and intentions and are not statements of historical fact. When used in this report, the word "expects," "believes," "anticipates," "could," "may," "will," "should," "plan," "predicts," "projections," "continue" and other similar expressions constitute forward looking statements, as do any other statements that expressly or implicitly predict future events, results or performance, and such statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Certain risks and uncertainties and the Company's success in managing such risks and uncertainties cause actual results to differ materially from those projected, including among others, the risk factors described in our quarterly report on Form 10-Q filed with the Securities and Exchange Commission (the "SEC") for the quarter ended March 31, 2010 as well as the following factors: our inability to comply in a timely manner with the cease and desist order with the Federal Deposit Insurance Corporation ("FDIC") and the Oregon Division of Finance and Corporate Securities ("DFCS"), under which we are currently operating, could lead to further regulatory sanctions or orders, which could further restrict our operations and negatively affect our results of operations and financial condition; local and national economic conditions could be less favorable than expected or could have a more direct and pronounced effect on us than expected and adversely affect our results of operations and financial condition; the local housing/real estate market could continue to decline for a longer period than we anticipate; the risks presented by a continued economic recession, which could continue to adversely affect credit quality, collateral values, including real estate collateral and OREO properties, investment values, liquidity and loan originations, reserves for loan losses and charge offs of loans and loan portfolio delinquency rates and may be exacerbated by our concentration of operations in the States of Oregon and Idaho generally, and the Oregon communities of Central Oregon, Northwest Oregon, Southern Oregon and the greater Boise area, specifically; we may be compelled to seek additional capital in the future to augment capital levels or ratios or improve liquidity, but capital or liquidity may not be available when needed or on acceptable terms; interest rate changes could significantly reduce net interest income and negatively affect funding sources; competition among financial institutions could increase significantly; competition or changes in interest rates could negatively affect net interest margin, as could other factors listed from time to time in the Company's SEC reports; the reputation of the financial services industry could further deteriorate, which could adversely affect our ability to access markets for funding and to acquire and retain customers; and current regulatory requirements, changes in regulatory requirements and legislation and our inability to meet those requirements, including capital requirements and increases in our deposit insurance premium, could adversely affect the businesses in which we are engaged, our results of operations and financial condition. These forward-looking statements speak only as of the date of this release. The Company undertakes no obligation to publish revised forward looking statements to reflect the occurrence of unanticipated events or circumstances after the date hereof. Readers should carefully review all disclosures filed by the Company from time to time with the SEC.

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